Exhibit 23.11
CONSENT OF INDEPENDENT PETROLEUM ENGINEERS AND GEOLOGISTS
Netherland, Sewell & Associates, Inc. consents to the incorporation by reference in this Registration Statement on Form S-3 of information contained in our report, as of December 31, 2008, setting forth the estimates of revenues from oil and gas reserves of BreitBurn Energy Partners L.P. and its subsidiaries appearing in Amendment No. 1, Amendment No. 2, and Amendment No. 3 to the Annual Report on Form 10-K of Quicksilver Resources Inc. for the year ended December 31, 2008. We further consent to the reference to us under the heading “Reserve Engineers” in the prospectus and any prospectus supplement that is part of this Registration Statement

NETHERLAND, SEWELL & ASSOCIATES, INC.
By:	/s/ J. Carter Henson, Jr.
J. Carter Henson, Jr., P.E.
Senior Vice President

Houston, TX
June 16, 2009